Exhibit 99. (d)(12)(B)

Amendment To Subadvisory Agreement

This Amendment to the Subadvisory Agreement (the "Amendment'') is entered into this 1st day of July 2018, by and between John Hancock Advisers, LLC, a Delaware limited liability company (the " Ad viser") and Pacific Investment Management Company LLC, a Delaware limited liability company (the “Subadviser"), with referemce to the following facts:

WHEREAS, the Adviser and the Subadviser entered into an Investment Management Agreement on January 1, 2014 (the " Agreement") wherein the Adviser appointed the Subadviser, and the Subadviser accepted the appointment, to provide investment management services to the Real Return Bond Fund, a series or John Hancock Funds II (the ''Fund") (PIMCO account #2156);

WHEREAS, the Subadviser and the Adviser desire to amend Appendix A of the Agreement;

NOW, THEREFORE. it is agreed that Appendix A is hereby amended to reduce the sub advisory fee with respect to the Fund.

Except as modified herein, the terms and conditions of the Agreement remain unchanged and in full force and effect. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

EXECUTED on the date first above written.

JOHN HANCOCK ADVISERS, LLC

By: /s/ Leo Zerilli
Name: Leo Zerilli
Title: Senior Vice President and Chief Investment Officer

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By: /s/ Thomas J. Otterbein
Name: Thomas J. Otterbein
Title: Managing Director

APPENDIX A

The Subadviser shall serve as investment subadviser for the following portfolios (the "Portfolios") of John Hancock Funds Il (the "Trust"). The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee at an annual rate as follows (the "Subadviser Percentage Fee"):

Global Bond Fund

Portfolio	All Asset Levels
Global Bond Fund	XXX%

Total Return Fund

	First $1 billion of	Excess over $1 billion of
Portfolio	Total Return Net Assets	Total Return Net Assets
Total Return Fund	XXX%	XXXX%

The term Total Return Net Assets includes the net assets of the Total Return Fund. It also includes with respect to the Total Return Fund the net assets of the Total Return Trust, n series of John Hancock Variable Insurance Trust (the "JHVIT Total Return Trust"), but only for the period during which the Subadviser for the Total Return Fund also serves as the subadviser for the JHVIT Total Return Trust. For purposes of determining Total Return Net Assets and calculating the Subadviser Fee, the net assets of the Total Return Fund are determined as of the close of business on the previous business day of the Trust, and the net assets of the JHVIT Total Return Trust are determined as of the close of business on the previous business day of that fund.

The Subadviser Fee for Total Return Fund shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Total Return Net Assets divided by

(ii) Total Return Net Assets (the "Applicable Annual Fee Rate"). The Subadviser Fee for the Total Return Fund shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Total Return Fund.

The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

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Real Return Bond Fund

	First	Next	Excess over
	$1 billion of	$1 billion of	$2 billion of
Portfolio	Aggregate Net	Aggregate Net	Aggregate Net Assets
Real Return Bond	Assets*	Assets*	XXXX%
Fund	XXXX%	XXXX%

"' The term, Aggregate Net Assets includes the net assets of the Real Return Bond Fund. It also includes with respect to the Real Return Bond Fund the net assets of one or more other portfolios as indicated below, but in each case only for the period during which the Subadviser for the Real Return Bond Fund also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Real Return Bond Fund and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Trust/Portfolio(s)	Other Portfolio(s)
Real Return Bond Fund	Real Return Bond Trust, a series of John Hancock Variable Insurance Trust

The Subadviser Fee for Real Return Bond Fund shall be based on the applicable annual fee rate for the Real Return Bond Fund which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the "Applicable Annual Fee Rate"). The Subadviser Fee for the Real Return Bond Fund shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

All Portfolios

If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

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